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                              ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated January 20TH, 1999, by and between HomeLife Higher Standards, an Alberta Corporation (hereinafter referred to as "Seller"), and HomeLife Builders Realty, Inc. an Alberta Corporation (hereinafter referred to as "Buyer").


                                      RECITALS

     Seller maintains a real estate office in the City of Calgary, Province of Alberta Seller operates this office pursuant to an Area Franchise Agreement, allowing Seller to conduct business as a licensed franchised office. Seller desires to sell certain assets to Buyer and to cease Sellers real estate brokerage operation at this location.

     Buyer maintains a real estate office in the City of Calgary, Province of Alberta Buyer operates this office as a licensed franchised real estate office. Buyer wishes to purchase certain of Seller's assets to enhance Buyer's business operations and office size.

     NOW THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, both Seller and Buyer represent, warrant, and agree as follows:

     1. PURCHASE AND SALE. At Closing, Seller will sell and assign all right, title, and contractual interest of Seller in and to the following assets of Seller"

               "All Seller's rights to it's sales agents and brokers related to any contractual employment or independent contractor agreements existent between itself and such personnel."

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     2.   TRANSFER OF LICENSES.  At Closing, Seller will resign as "Agent of record" for its sales personnel, and will endorse and recommend to its personnel that they accept as new "Agent of record" Buyer's "Agent of record".

     3. BUYER'S MANAGEMENT. Buyer represents that Buyer will hire Ms. Elaine Tudor in a position entitled "Assistant Manager" at a salary of $2000.00 CDN per month, with mutually agreed upon goals and work duties.

     4. ASSUMPTION OF LIABILITIES. Except as hereinafter expressly provided, Buyer shall assume no liabilities or obligations related to the Assets purchased or for Seller's business; it being expressly acknowledged and agreed between Seller's and Buyer that all such liabilities and obligation, shall be and remain Seller's own liability and obligation. Notwithstanding the foregoing limitation, Buyer agrees to assume at the Closing, Seller's "going forward" obligation under and in accordance with the Employment Contracts which are assigned to Buyer as of the Closing date.
          These contracts and agreements, when reaffirmed and ratified by and between each sales agent and Buyer's "Agent of Record" shall collectively be considered "Buyer's Assumed Liabilities." All Seller's representations shall survive closing. It is also understood that Buyer cannot change existing contracts.

     5. PURCHASE PRICE. The purchase price for the Assets shall consist of a series of 15 installment payments, (a schedule of which is attached and hereby incorporated into this Agreement by reference) representing a total sum of $62,000.00 CDN; subject to certain terms and conditions, and payable in a series of installments without additional interest charges. Payments first


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          become due that latter of thirty (30) days after Closing or
          3-15-99. Payments are to be made monthly by the 15th of each succeeding month, for 14 months at $4,000.00 CDN and a fifteenth payment of $6,000.00 CDN, whith a five day late grace period. Buyer shall have the right for prepayment at any time without notice, or penalty charge.

     6.   SELLER'S WARRANTIES.

            A. Seller represents that as of the date of this Agreement, that Seller maintains a licensed personnel force of 39 licensed sales personnel. Seller shall provide a comprehensive roster of its agents, including names, home addresses, telephone numbers, payment programs, and gross and net sales commission earned for the year 1998 and 1999 year-to-date, as well as copies of all employment contracts and agreements at least five (5) days prior to Closing.
            B. Seller represents and guarantees that no less than 25 of its licensed sales personnel will immediately accept employment by Buyer and transfer their licenses to Buyer's organization for a guaranteed minimum period of no less than 48 hours.
                 It is understood that all licenses will be transferred and business cards and signs will be prepared prior to announcement.
            C. That Seller will reduce the Purchase Price of the Assets by a total of $3000.00 CDN for each shortage of licensed agents under the minimum total of 25. It is understood that this will not change the $4000.00 CDN monthly fees being paid. However, the amount owed by Buyer will be reduced accordingly.
            D. That Seller will use its best efforts and influence to aid Buyer in presenting and promoting Buyer's capabilities and organization.
            E. Seller shall transfer all of its current listings to Buyer as of the day following Closing Date.
            F. Seller may not change any of Seller's personnel pay agreements from the date of signing this Agreement to the Closing Date.
            G. Seller is responsible for crediting sales personnel for required new business cards to switch over to Buyer's organization, to a maximum of $60.00 (all-inclusive) per salesperson.
            H. Seller shall at all times remain solely responsible for the shutdown and termination of it's sales office.
            I. Seller shall provide to Buyer at least five (5) days prior to Closing, a summary of it's gross sales for 1998; which summary shall disclose all sales splits between Seller and Seller's sales personnel (including all related management fees and expenses) and Seller's gross revenue figures for the year of 1998.

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     7.   BUYER'S WARRANTIES.

             A. Buyer shall be responsible for providing adequate "For Sale" signs to switch over a Buyer's organization.

             B. Buyer shall be responsible for any license transfer fees required by any Provincial licensing agency required of the transferring sales personnel.

     8.   THE CLOSING DATE.   The closing of the transaction contemplated by
          this Agreement (the "Closing") shall occur at such place, as Seller shall designate in writing. The Closing shall take place on or before February 15, 1999. This agreement is subject to all documentation and contracts being finalized to the Sellers approval on or before February 1, 1999. Unless notice of disapproval is provided Buyer on or before February 1, 1999, this condition shall be deemed waived. For the first month, the salesperson's monthly office fees and franchise fees will be waived to ensure that there is additional motivation for them to move over.

     9. LITIGATION OR DISPUTES WITH SALES PERSONNEL. Seller shall disclose all litigation or proceedings either pending or threatened against or relating to Seller's company or business dealings in any judicial, quasi-judicial, or administrative forum; further, Seller does not know or have reasonable grounds to know any basis for any such action without exception.

     10. SELLER CONDUCT OF BUSINESS PENDING CLOSING DATE. Seller will not increase or offer to increase the compensation payable by Seller to any employee or agent, nor will any bonus payment or arrangement be made by Seller to or with any of its management, employees, independent contractors, or sales agents or personnel.


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     11.  AUTHORITY OF BUYER'S BOARD OF DIRECTORS.  Buyer shall submit an xecuted copy of this Agreement to its Board of Directors for pproval. Acceptance of this Agreement is expressly conditional upon ajority approval of such Board. Unless notice of disapproval is rovided Seller on or before February 1, 1999, this condition shall be eemed waived.

     12. AMENDMENT. This Agreement shall not be amended, altered, or terminated except by a writing executed by both Buyer and Seller.

     13. GOVERNING LAW. This Agreement shall be governed in all respect and at all times by the laws of the Province of Alberta.

IN WITNESS WHEREOF, authorized representatives of Buyer and Seller have executed and delivered this Agreement as of the date first above written.


                      For Seller, HomeLife Higher Standards

                      By:_____________________________

                      Print Name:______________________

                      Its:_____________________________


                      For Buyer, HomeLife Builders Realty, Inc.

                      By:_____________________________

                      Print Name:______________________

                      Its:_____________________________



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                               SCHEDULE OF PAYMENTS

                 PER JANUARY________, 1999 ASSET PURCHASE AGREEMENT

        BETWEEN HOMELIFE HIGHER STANDARDS AND HOMELIFE BUILDES REATLY, INC.



PAYMENT             AMOUNT              DUE DATE
(1)                 $4000.00

(2)                 $4000.00

(3)                 $4000.00

(4)                 $4000.00

(5)                 $4000.00

(6)                 $4000.00

(7)                 $4000.00

(8)                 $4000.00

(9)                 $4000.00

(10)                $4000.00

(11)                $4000.00

(12)                $4000.00

(13)                $4000.00

(14)                $4000.00.

(15)                $6000.00

TOTALS:             $62000.00
